POWER OF ATTORNEY
The undersigned officers and directors of Intrepid Capital Management Funds Trust (the “Trust”) hereby appoint Mark F. Travis, as attorney-in-fact and agent, with the power to execute and to file any of the following documents: (1) the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”), and any and all amendments thereto, including all exhibits and any documents required to be filed with respect thereto with any regulatory authority; (2) applications for exemptive order rulings; and (3) any and all proxy materials related to any shareholder meeting of the Trust. Each of the undersigned grants to the said attorney full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he could do if personally present, thereby ratifying all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
The undersigned officers and directors hereby execute this Power of Attorney as of this 22nd day of January, 2021.

/s/ Donald C. White Donald C. White	Secretary and Treasurer
/s/ John J. Broaddus John J. Broaddus	Trustee
/s/ Peter R. Osterman, Jr. Peter R. Osterman, Jr.	Trustee
/s/ Ed Vandergriff, Jr. Ed Vandergriff, Jr.	Trustee